Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES REPORTS SECOND QUARTER 2007 EARNINGS

POWHATAN, VA., July 31, 2007 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported second quarter 2007 earnings of $1,023,149, compared to $1,565,417 in the second quarter of 2006. However, after adjusting the prior year’s second quarter net income lower by $499,895 for the after tax impact of the nonrecurring sale of the bank’s former main branch office, prior year comparable net income would have been $1,065,522. Current year quarterly net income versus the adjusted prior year indicates a decline of $42,373 or 4.0 percent. Second quarter 2007 basic earnings per share compared to reported second quarter 2006 were $0.42 versus $0.65, while second quarter 2007 fully diluted earnings per share compared to reported second quarter 2006 were $0.42 versus $0.64. Again, upon elimination of the prior years nonrecurring gains, both basic and fully diluted earnings per share for the second quarters of 2007 and 2006 were $0.42 versus $0.44 per share respectively. This represents a decline of $0.02 or 4.5 percent per share. For the second quarter 2007, the return on average assets was 0.89 percent versus the prior year’s reported 1.54 percent or after adjustment 1.05 percent. The return on average shareholders equity for the second quarter was 10.79 percent compared to reported 17.32 percent and after adjustment, 11.79 percent in last year’s second quarter. At quarter end 2007, shareholders equity stood at $36.7 million compared to $32.4 million in 2006, an increase of $4.3 million primarily as a result of retention of earnings and the SFAS 115 adjustment reflecting lower net unrealized gains and losses in the investment portfolio, net of tax, as a component of Other Comprehensive Income in accordance with GAAP. Accordingly, at June 30, the book value of a share of common stock had increased by $1.59 or 11.8 percent to $15.07 compared with $13.48 in 2006. All per share data reported herein, has been adjusted to reflect the effect of the 5 percent stock dividend paid to shareholders on June 15, 2006.

On a linked quarter basis, second quarter 2007 versus first quarter 2007, net income was up $173,640 or 20.4 percent; net interest income was up $103,624 or 2.9 percent; non-interest income was up $37,815 or 4.7 percent; and non-interest expense declined by $125,779 or 3.8 percent. Earnings per share were $0.42, an increase of $0.07 or 20 percent versus $0.35 in the first quarter. Return on assets and return on equity in the second quarter 2007 were 0.89 percent and 10.79 percent both increased from 0.76 percent and 9.05 percent respectively in the first quarter.

For the first half year, net income totaled $ 1,872,658 compared to the prior period’s year to date reported total of $2,861,808. Adjusting for the nonrecurring gain in 2006 net income was $2,361,913 representing a decline of $489,255 or 20.7 percent. For the six months of 2007, basic earnings per share were $ 0.77 versus the prior year reported $1.19, and on a fully diluted basis, were $0.76 versus the 2006 reported $1.17 per share. Adjusting for the nonrecurring gains in 2006, basic earnings per share for that year would have been $0.98 and fully diluted would have been $0.97.

Average earning assets in the second quarter were $426.7 million $379.8 million an increase of $46.9 million or 12.4 percent compared to $379.8 million in the corresponding quarter last year. Average loan balances increased to $221.5 million versus $211.0 million, an increase of $10.5 million or 5.0 percent from the prior year’s second quarter average balances. The bank's investment securities average balance increased by $22.1 million or 13.2 percent to $189.7 million from $167.7 million in the prior year’s second quarter, while average overnight federal funds sold increased sharply by $14.4 million to $14.9 million from $0.6 million in the comparable quarter of 2006 due to deposit inflows. Deposits continue their strong growth. Total deposits averaged $ 376.1 million for the quarter, a $48.2 million or 14.7 percent increase versus last year’s second quarter average of $ 327.9 million. Total borrowings remain essentially unchanged, averaging $41.3 million, a decrease of $2.1 million over the prior year’s second quarter average of $43.4 million. Average total assets grew strongly in the second quarter 2007, increasing by $ 50.7 million or 12.5 percent to $457.9 million from $ 407.1 million last year.

The fully tax equivalent net interest income for the second quarter 2007 was $ 3.83 million, a decline of 4.7 percent compared to $4.01 million in the second quarter of 2006. The tax equivalent net interest margin was 3.59 percent for the quarter compared to 4.23 percent in second quarter 2006. For the year to date, the tax equivalent margin was 3.59 percent versus 4.22 percent in the comparable period of the prior year. The bank remains asset sensitive, and given no interest rate increases by the Federal Reserve for over twelve months, coupled with an essentially flat yield curve we find our total interest income growing primarily from increases in the volume of earning assets. Due to our strong deposit growth, our total interest expense increases from both the higher volume as well as the impact of existing lower interest rate deposits repricing at higher interest rates as they renew. Thus interest expense grows at a greater rate than interest income, resulting in a declining net interest margin.

Non-interest income for the second quarter 2007 was $839,556 compared to $1,671,866 in the prior year, which after elimination of the nonrecurring sales gain, was $914,450. On a comparable basis, non-interest income declined by $74,894 or 8.2 percent. The majority of the decrease was in deposit fees and charges, which was down $70,744 or 14.4 percent due to lower overdraft fees and the impact of the introduction of “Fast & Free” checking in the fourth quarter of last year. Other non-interest income declined $41,980 or 44.4 percent largely due to the impact of the elimination of the short cut method of hedge accounting for the Company’s interest rate swap in the prior year, and the elimination of the interest rate swap altogether in the second quarter of 2007. Offsetting these decreases were increases of $13,456 in bank card fees and $23,598 in the cash surrender value of bank owned life insurance.

There was no loan loss provision expense recorded in the second or first quarters of 2007, the same as in both comparable periods of the prior year. The loan loss reserve, at the end of the second quarter 2007, stood at 1.19 percent of loans outstanding as compared to 1.37 percent of loans at the end of the second quarter 2006. Total nonperforming assets increased to $2,235,443 compared to $1,648,282 in the preceding first quarter of 2007 and $1,185,991 in the second quarter of 2006. This increase is not considered overly significant given current overall economic conditions, and we anticipate a number of non-accrual and 90 day past due credits should be cleared during the third quarter. We believe the total non-performing assets should remain at or below current levels in future periods.

Non-interest expense decreased by $159,869 or 4.8 percent to $ 3.2 million in the second quarter 2007 compared to $ 3.4 million last year. Total salaries and benefits decreased by $70,007 or 3.7 percent totaling $1.8 million for the second quarter 2007 versus $1.9 million in the comparable quarter of 2006. This decrease is due to stable staffing combined with efforts to curtail the growth in salaries. Expense categories with significant changes were equipment depreciation down $44,879 or 23.8 percent as several assets have fully depreciated; office supplies telephone and postage declined $41,665 or 26.0 percent due in part to lower telephone expense due to the impact of changes in service and related refunds coupled with lower purchases of office supplies; and other operating expense declined by $40,434 or 7.8 percent due principally to the Company’s ongoing efforts for expense control. Occupancy expense increased by $14,063 or 8.7 percent; equipment repairs and maintenance increased by $17,540 or 19.2 percent due partly to maintenance agreement renewals at higher rates; and legal and professional fees are higher by $17,431 or 24.3 percent due to fees and expenses related to U. S. Securities and Exchange Commission filings, and Sarbanes-Oxley compliance. The bank’s efficiency ratio for the second quarter 2007 was 68.5 percent versus the prior years reported 59.0 percent, but when adjusted for the nonrecurring sales gain in 2006, would be 68.1 percent. The increase in this measure is largely due to the lower net interest income and to a lesser extent higher expenses.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc. commented “We are encouraged by the 20 percent improvement in net income as compared to the first quarter of this year. Loan volume has finally begun to grow as a direct result of our successful efforts to increase our portfolio, and we continue to experience expansion of our deposit base. Clearly, our business development efforts have begun to bear fruit.” He added “...I believe our expense control efforts are evident, and we will continue to concentrate on increasing the yield and volume of our earning assets while reducing our costs of funds which should increase our net interest margin and income in the future periods.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions ; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 34 year-old, $462 million community bank with its headquarters in Powhatan County and six other full service banking offices, two in the adjacent County of Cumberland, three offices in western Chesterfield County and one office in western Henrico County, both are adjacent to, and part of the greater Richmond, Virginia metropolitan area.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

SOURCE:	Central Virginia Bankshares, Inc.
CONTACT:	Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, - (804) 403-2004

Central Virginia Bankshares, Inc.	Second Quarter (Unaudited)		Year to Date (Unaudited)
	2007	2006	2007	2006
Net Income	1,023,149	1,565,417	1,872,658	2,861,808
Interest & Fees on Loans	4,708,787	4,348,394	9,105,876	8,308,779
Interest on Investments & Funds Sold	2,870,477	2,331,948	5,723,333	4,679,687
Interest on Deposits	3,416,352	2,295,772	6,624,022	4,381,264
Interest on Borrowings	504,476	549,114	991,939	1,036,521
Net Interest Income	3,658,436	3,835,456	7,213,248	7,570,681
Net Interest Income (FTE)	3,826,143	4,013,766	7,557,752	7,937,902
Non Interest Income	839,556	1,671,866	1,641,297	2,644,083
Loan Loss Provision	0	0	0	0
Non Interest Expense	3,193,794	3,353,663	6,513,367	6,395,800
Period End Balances:
Investment Securities	181,829,096	158,135,954
Fed Funds Sold	111,000	3,662,000
Loans (net of Unearned Discount)	238,330,919	211,697,222
Loan Loss Reserve	(2,847,937)	(2,899,194)
Non Interest Bearing Deposits	47,455,570	51,490,510
Total Deposits	381,986,691	332,890,907
Borrowings	41,178,775	41,228,500
Assets	462,372,448	408,968,160
Period End Shareholders Equity	36,688,189	32,418,816
Average Balances:
Average Assets	457,869,514	407,065,947	451,444,511	403,713,012
Average Earning Assets	426,683,659	379,769,148	420,949,965	375,803,685
Investment Securities	189,716,339	167,662,121	185,273,151	168,960,405
Federal Funds Sold	14,924,736	552,374	19,426,663	317,276
Loans (net of Unearned Discount)	221,491,147	210,980,648	215,642,971	205,884,641
Non Interest Bearing Deposits	43,849,967	46,341,549	43,280,150	45,503,032
Total Deposits	376,130,518	327,928,492	370,518,662	324,882,371
FHLB Overnight Advances	0	10,293,077	0	7,745,856
FHLB Term Borrowings	35,000,000	21,329,670	35,000,000	23,635,359
Fed Funds Purchased & REPO	1,104,229	6,573,714	586,074	6,935,254
Long term debt, Capital Trust Preferred	5,155,000	5,155,000	5,155,000	5,155,000
Average Shareholders Equity	37,946,635	36,145,958	37,756,800	34,893,677
Average Shares Outstanding - Basic	2,430,983	2,403,156	2,427,136	2,401,771
Average Shares Outstanding - Fully Diluted	2,454,725	2,441,773	2,455,184	2,440,263
Asset Quality:
Charged Off Loans	48,670	17,128	80,331	43,429
Recoveries	22,313	8,349	38,772	24,956
Non Performing Assets at Period End:
Non-Accrual Loans	1,436,051	687,366
Loans Past Due 90 Days or More	799,392	394,759
Other Non Performing Assets		103,867
Other Real Estate	0	0
Total Non Performing Assets	2,235,443	1,185,991
Per Share Data & Ratios:
Net Income Per Share – Basic	$0.42	$0.65	$0.77	$1.19
Net Income Per Share - Fully Diluted	$0.42	$0.64	$0.76	$1.17
Period End Book Value Per Share	$15.07	$13.48
Return on Average Assets	0.89%	1.54%	0.83%	1.42%
Return on Average Equity	10.79%	17.32%	9.92%	16.40%
Efficiency Ratio	68.48%	58.98%	70.80%	60.44%
Average Loans to Average Deposits	58.89%	64.34%	58.20%	63.37%
Reserve for Loan Losses / Loans EOP	1.19%	1.37%
Net Interest Margin (FTE)	3.59%	4.23%	3.59%	4.22%